EXHIBIT 23.1 - CONSENT OF DELOITTE & TOUCHE LLP

[DELOITTE & TOUCHE LLP LETTERHEAD]

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Current Report on Form 8-K of Duke Energy Corporation of our report dated February 7, 1997, appearing in the Annual Report on Form 10-K of Duke Power Company for the year ended December 31, 1996.



/S/ DELOITTE & TOUCHE LLP

JUNE 27, 1997

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